CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Municipal Bond Funds of our reports dated December 19, 2023, relating to the financial statements and financial highlights, which appear in Vanguard Municipal Money Market Fund, Vanguard High-Yield Tax-Exempt Fund, Vanguard Intermediate-Term Tax-Exempt Fund, Vanguard Limited-Term Tax-Exempt Fund, Vanguard Long-Term Tax-Exempt Fund, Vanguard Tax-Exempt Bond Index and Vanguard Ultra-Short-Term Tax-Exempt Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 23, 2024